EXHIBIT 10.19
FIRST INDUSTRIAL REALTY TRUST, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE POLICY

1.    Purpose. The purpose of this Executive Change in Control Severance Policy ("Policy") is to secure the continued services of the executive officers of First Industrial Realty Trust, Inc. and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as hereinafter defined).

2.    Certain Definitions. As used in this Policy, the following terms shall have the respective meanings set forth below:

(a)    "Annual Bonus" means the annual cash bonus awarded under the Company's applicable incentive plan, as in effect from time to time.

(b)    "Base Salary" means the Participant's highest annual rate of base salary during the twelve (12)-month period immediately prior to the Participant's Date of Termination.

(c)    “Board" means the Board of Directors of FR and, after a Change in Control, the "board of directors" of the parent corporation or surviving corporation, as the case may be.

(d)    "Bonus Amount" means the average Annual Bonus paid to the Participant for the immediately preceding two (2) fiscal years prior to the year in which the Date of Termination occurs (if such Participant has been employed for a shorter period, the amount of the target bonus shall be used to calculate such average).

(e)    "Cause" means: (i) the Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company after receipt of Notice requesting such performance; (ii) willful and gross misconduct by the Participant in connection with the performance of services for the Company; (iii) habitual substance abuse by the Participant that continues after receiving Notice; (iv) final disqualification of the Participant by a governmental agency from serving as an employee and/or officer of the Company; or (v) the Participant’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime (excluding any vehicular offense) or a crime involving fraud, forgery, embezzlement or similar conduct. The actions in (i) and (iii) above will not be considered Cause unless the Participant has failed to cure such actions (if curable) within thirty (30) days of receiving written notice specifying with particularity the events allegedly giving rise to Cause (“Notice”). Further, no act or failure to act by the Participant will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Participant pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.

(f)    "Change in Control" means the occurrence of any one of the following events: (i) the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-38 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of FR; or (ii) the cessation, by the persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”), as a result of a tender offer, proxy contest, merger or similar transaction or event (as opposed to turnover caused by death or resignation), to constitute at least a majority of the board of directors of the successor to FR, provided that any person becoming a director of FR subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, by a Nominating Committee duly appointed by such Incumbent Directors, or by successors of either who shall have become Directors other than as a result of a hostile attempt to change Directors, whether through a tender offer, proxy contest or similar transaction or event (or settlement thereof), shall be considered an Incumbent Director; or (iii) the consummation of: (A) a merger or consolidation of FR, if (X) the common stockholders of FR, as constituted in the aggregate immediately before such merger or consolidation do not, as a result of and following such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the successor to FR resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of FR outstanding immediately before such merger or consolidation, and (Y) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such merger or consolidation were not Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such merger or consolidation; or (B) a liquidation, sale or other ultimate disposition or transfer of fifty percent (50%) or more of the total assets of FR or the Employer, and their respective subsidiaries, without a concurrent or imminent plan to reinvest the proceeds therefrom in industrial real estate (a “50% or More Sale”). The parties agree and acknowledge that such a reinvestment plan could be a multi-year plan. A 50% or More Sale shall be deemed to have occurred hereunder at such time as FR shall have disposed, in a single transaction or set of related transactions, of more than fifty percent (50%) of the Net Asset Value (defined below) of its and its subsidiaries’ total real estate portfolio. Such percentage of the portfolio shall be deemed to have been transferred at such time as FR and its subsidiaries shall have disposed of fifty percent (50%) or more of their properties in relation to “Net Asset Value,” such term meaning the net value of its real estate assets calculated in accordance with customary and generally accepted principles of accounting and asset valuation used within the REIT industry.

Notwithstanding the immediately preceding clauses (i), (ii) and (iii) above, a Change in Control Event shall not be deemed to occur: (1) solely because fifty percent (50%) or more of the combined voting power of the then-outstanding securities of FR is acquired by: (X) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of FR, the Employer and/or their U.S. subsidiaries; or (Y) any corporation or other entity which, immediately prior to such acquisition, is substantially owned directly or indirectly by FR or by its stockholders in the same proportion as their ownership of stock in FR immediately prior to such acquisition; or (2) as a result of any transaction in which the Participant participates in any manner with the person or entity affecting the acquisition or other applicable transaction that, if not for this paragraph, would be a Change in Control Event.

(g)    “Company” means collectively FR and Employer.

(h)    “Committee" means the Compensation Committee of the Board.

(i)    "Date of Termination" means (i) the effective date on which the Participant's employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 9; or (ii) if the Participant's employment by the Company terminates by reason of death, the date of death of the Participant.

(j)    "Disability" has the same meaning ascribed to that term in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

(k)    “Effective Date” means February 11, 2020.

(l)    “Employer” means First Industrial, LP, a Delaware limited partnership or its subsidiaries.

(m)    “FR” means First Industrial Realty Trust, Inc., a Maryland corporation.

(n)    "Good Reason" means, without the Participant's express written consent, the occurrence of any of the following events after a Change in Control: (i) a material diminution of, or material reduction or material adverse alteration in, the Participant’s duties or responsibilities, or the Board’s assignment to the Participant of duties, responsibilities or reporting requirements that are materially inconsistent with his or her position; (ii) a material reduction of the Participant’s Base Salary or target Annual Bonus; (iii) the Company requires Participant to relocate his or her principal place of employment by more than 30 miles without his or her consent; or (iv) despite the Participant’s timely objection, the Company intentionally directs the Participant to engage in unlawful conduct. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of written notice thereof given by the Participant shall not constitute Good Reason. The Participant's right to terminate employment for Good Reason shall not be affected by the Participant's incapacities due to mental or physical illness and the Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

Notwithstanding the foregoing, any change in the Participant’s duties or responsibilities or any relocation of the Participant’s principal place of employment shall not constitute Good Reason if such Participant either requested, volunteered to undertake, or consented in writing to, such change or relocation. In addition to the foregoing, Good Reason under (i) above is not established by one or more of the following changes, whether alone or in combination: (a) a change in job title; (b) any change in duties or responsibilities of a type that the Company has historically caused or permitted in the two (2) years prior to the Change in Control; (c) a promotion or an increase in the number of employees or projects to be managed or an increase in the budget to be managed; or (d) a decrease in the number of employees to be managed or a decrease in the budget to be managed, standing alone.
The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that the Participant provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice.

(o)    “Letter Agreement” means the letter agreement provided to an executive by the Company substantially in the form attached hereto as Exhibit C stating, among other things, that such executive will be a Participant under this Policy and comply with certain confidentiality, non-competition, non-solicitation, non-disparagement and other covenants set forth in such letter agreement.

(p)    "Participant" means an executive selected by FR, in its sole discretion, who has entered into a Letter Agreement with the Company.

(q)    "Qualifying Termination" means a termination of the Participant's employment: (i) by the Company other than for Cause; or (ii) by the Participant for Good Reason. Termination of the Participant's employment on account of death or Disability shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(r)    “Target Annual Bonus” means the target Annual Bonus established by the Company’s applicable incentive plan, in effect from time to time.

(s)    "Termination Period" means the period of time beginning four (4) months prior to a Change in Control and ending eighteen (18) months following such Change in Control. For purposes of determining the timing of payments and benefits to the Participant under Section 3, the date of the actual Change in Control shall be treated as the Participant's Date of Termination under Section 2(h), and for purposes of determining the amount of payments and benefits owed to the Participant under Section 3, the date the Participant's employment is actually terminated shall be treated as the Participant's Date of Termination under Section 2(h).

3.    Payments Upon Termination of Employment. If during the Termination Period the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant's execution of Release Agreement in the form attached to this Policy as Exhibit B ("Release") within 45 days after such Qualifying Termination, the Company shall provide to the Participant:

(a)    a lump sum cash payment equal to the product of the sum of the Participant's Base Salary plus Bonus Amount, multiplied by the “Factor” set forth on Exhibit A for such Participant; and

(b)    a cash payment equal to the greater of the Participant's Target Annual Bonus or Bonus Amount for the fiscal year in which the Participant's Date of Termination occurs, multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which shall be 365 (less the amount of the Annual Bonus previously paid to the Participant for such fiscal year, if any); and

(c)    for twelve (12) months following the Date of Termination, group medical, life and disability insurance coverage to the Participant (and his or her eligible dependents), under the terms prevailing at the time immediately preceding the Date of Termination, the Company shall continue to pay the entire amount of such premiums

(and increases therein, if any) to the same extent as the Company pays for such coverage for similarly situated executives who are employed by the Company immediately prior to the Date of Termination, provided that to the extent that any plan does not permit continuation of the Participant's or his or her eligible dependents' participation throughout such period, the Company shall provide the Participant, no less frequently than quarterly in advance, with an amount, on an after-tax basis, equal to the Company's cost of providing such benefits and, provided, further, that at the end of the foregoing period, the Participant shall be entitled to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA").

The payments set forth in Section 3(a) and (b) above shall be made within ten (10) days following the execution by the Participant of the Release; provided that if the 45-day period for the Participant to execute the Release spans more than one calendar year, payment shall be made in the later year.

4.    Determination as to Factor. The Committee shall determine in its sole discretion the “Factor” set forth in Exhibit A attached hereto with respect to individual Participants; provided, however, the “Factor” set forth on Exhibit A for any Participant that would apply in the event of a Qualifying Termination of Participant during the Termination Period with respect to a Change in Control may not be modified within 12 months prior to such Change in Control or during the Termination Period without his or her prior written consent.

5.    Key Employees. Notwithstanding the timing of payments set forth in Section 3, if the Company determines that the Participant is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and that, as a result of such status, any portion of the payment under this Policy would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six (6) months), with the first such payment to include the amounts that would have been paid earlier but for the above delay (and any interest earned thereon under the trust referred to in the next sentence). The Company shall set aside those payments that would be subject to the Section 409A additional tax in a trust that is in compliance with Rev. Proc. 92-64.

6.    Withholding Taxes. The Company may withhold from all payments due to the Participant (or his or her beneficiary or estate) under this Policy all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

7.    Scope of Policy. Nothing in this Policy shall be deemed to entitle the Participant to continued employment with the Company, and if the Participant's employment with the Company shall terminate prior to a Change in Control, the Participant shall have no further rights under this Policy (except as otherwise expressly provided hereunder); provided, however, that any termination of a Participant's employment during the Termination Period shall be subject to all of the provisions of this Policy.

8.    Successors; Binding Agreement.

(a)    This Policy shall not be terminated by the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company's assets or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (“Business Combination”). In the event of any Business Combination, the provisions of this Policy shall be binding upon the surviving corporation, and such surviving corporation shall be treated as the Company hereunder.

(b)    The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination that constitutes a Change in Control shall be a breach of this Policy and shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant's employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by a Participant.

(c)    The benefits provided under this Policy shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant's estate.

9.    Notice.

(a)    For purposes of this Policy, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return-receipt requested, postage prepaid, addressed as follows:

If to the Participant:     the address listed as the Participant's address in the Company's personnel files.

If to the Company:     First Industrial, LP
            1 North Wacker Drive
            Suite 4200
            Chicago, IL 60606
            Attn: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)    A written notice of the Participant's Date of Termination by the Company or the Participant, as the case may be, to the other, shall: (i) indicate the specific termination provision in this Policy relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated; and (iii) specify the date of termination, which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice; provided, however, that the Company may in its sole discretion accelerate such date to an earlier date or, alternatively, place the Participant on paid leave during such period. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant's or the Company's rights hereunder.

10.    Full Settlement; Resolution of Disputes and Costs.

(a)    In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Policy and, except as provided in the Release, such amounts shall not be reduced whether or not the Participant obtains other employment.

(b)    Except only as otherwise provided herein, each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or the Participant’s employment shall be committed to and be resolved exclusively through arbitration, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the Employment Rules of the American Arbitration Association (“AAA”) then in effect. The fee of the arbitrator shall be split evenly between Participant and Company and each shall pay its own attorneys’ fees and expenses, unless either party substantially prevails in such dispute (as determined by the arbitrator), then the non-prevailing party shall bear the costs of the arbitration and the fees and expenses of the prevailing party’s attorney(s).

11.    GOVERNING LAW; VALIDITY. THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS.

THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS POLICY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS POLICY, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

12.    Amendment and Termination. The Board may amend or terminate this Policy at any time (provided, however, that a Participant’s rights under this Policy (including, for the avoidance of doubt, any Exhibits) in the event of a Qualifying Termination during the Termination Period with respect to a Change in Control may not be adversely affected, without the prior written consent of the Participant) by an amendment or termination of this Policy occurring within 12 months prior to such Change in Control or during the Termination Period.

13.    Interpretation and Administration. This Policy shall be administered by the Committee. With respect to those Participants who are not subject to Section 16 of the Exchange Act, the Committee may delegate any of its powers under this Policy to the Chief Executive Officer of the Company. The Committee and the Chief Executive Officer (to the extent of the powers delegated to such Chief Executive Officer in writing) shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under this Policy; (ii) construe, interpret and implement this Policy; (iii) prescribe, amend and rescind rules and regulations relating to this Policy; (iv) make all determinations necessary or advisable in administration of this Policy; (v) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (vi) amend this Policy to reflect changes in or interpretations of applicable law, rules or regulations. Actions of the Committee shall be taken by a majority vote of its members.

14.    Type of Policy. This Policy is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees.

15.    No Duplication of Benefits. Except as otherwise expressly provided pursuant to this Policy, this Policy shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, individually negotiated agreement or other arrangement. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of the Date of Termination, that may duplicate the payments or benefits provided in Section 3, the Company is specifically empowered to reduce or eliminate the duplicative benefits provided for under this Policy. In taking such action, the Company will be guided by the principles that: (1) such a Participant will otherwise be treated no more and no less favorably than are other Participants who are not covered by such other plan, program, policy, individually negotiated agreement or other arrangement; and (2) the provisions of such other plan, program, policy, individually negotiated agreement or other arrangement (including, but not limited to, a special individual pension, a special deferral account and/or a special equity based grant) which are not duplicative of the payments provided in Section 3, will not be considered in determining elimination and/or reductions in Policy benefits.

16.    Miscellaneous. Benefits under this Policy may not be assigned by the Participant. The terms and conditions of this Policy shall be binding on the successors and assigns of the Company. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

17.    Limitations on Severance Payments (Modified 280G Cut Back).

(a)    Anything in this Policy to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company or the Participant to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise (the Participant’s “Severance Payments”), calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (or any successor provision) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), then, unless otherwise elected by Participant in writing delivered to the Company non later than five (5) business days after the determination set forth in subsection (c) below is provided to the Participant, the Participant’s Severance Payments shall be reduced (but not below zero) so that the sum of all the Participant’s Severance Payments shall be $1.00 less than the amount at which the Participant becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in the Participant receiving a higher After Tax Amount (as defined below) than the Participant would receive if the Participant’s Severance Payments were not subject to such reduction. In the event a Participant’s Severance Payments are reduced pursuant to this Section 17, they shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Severance Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)    For purposes of Section 17(a), a Participant’s “After Tax Amount” means the amount of the Participant’s Severance Payments less all federal, state, and local income, excise and employment taxes imposed on the Participant as a result of the Participant’s receipt of the Participant’s Severance Payments. For purposes of determining a Participant’s After Tax Amount, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes to the extent such taxes are deductible.

(c)    The determination as to whether a reduction in a Participant’s Severance Payments shall (unless otherwise elected by the Participant pursuant to subsection (a) above) be made pursuant to Section 17 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Participant. Any determination by the Accounting Firm shall be binding upon the Company, the Employer and the Participant.

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EXHIBIT A

PARTICIPANTS

Recipient Title	Severance Factor	Non-Competition and Non-Solicitation Period
Chief Executive Officer	*	3 years
Chief Investment Officer and Executive Vice President –West	2x	2.5 years
Executive Vice President – East	2x	`2 years
Chief Financial Officer	2x	2 years
General Counsel	2x	2 years
*Per the terms of CEO’s then effective employment agreement and severance due in the amounts and subject to the requirements set forth therein. There is no separate additional severance due hereunder.

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EXHIBIT B

FORM OF
RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is entered into on _________, 20__ by _______________________ (“Employee”) and First Industrial Realty Trust, Inc. (“FR”) and First Industrial, L.P. (“Employer”) (collectively, “Company”) in consideration of the payments made pursuant to that certain Change in Control Severance Policy of First Industrial Realty Trust, Inc. (“Policy”).

Employee hereby agrees as follows:

1.    General Release and Waiver of Claims.

(a)    Release. In consideration of the payments and benefits provided to the Employee under the Policy and after consultation with counsel, the Employee and each of the Employee’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge Company and their respective subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Employee’s employment relationship with and service as an employee[,officer] of FR and/or the Employer, and the termination of such relationship or service; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company, and/or the Employee set forth in the Policy or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company, and/or the Employee (including, without limitation, obligations to the Employee under the Policy for any severance or similar payments or benefits, under any stock option, stock, equity or equity-based award, limited partnership unit plan, or any other plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms)[; and any indemnification or similar rights the Employee has as a current or former officer of FR or the Employer, including, without limitation, any and all rights thereto referenced in the Policy, FR’s bylaws and other Company governance documents].

(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee under the Policy, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Employee signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Employee hereby acknowledges and confirms the following: (i) the Employee was advised by the Company in connection with the termination to consult with an attorney of Releasor’s choice prior to signing this Agreement and to have such attorney explain to the Employee the terms of this Agreement, including, without limitation, the terms relating to the Employee’s release of claims arising under ADEA, and the Employee has in fact consulted with an attorney; (ii) the Employee was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Employee knowingly and voluntarily accepts the terms of this Agreement. The Employee also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)    No Assignment. The Employee represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.    Proceedings. Nothing in this Agreement is intended to prevent Employee from filing a charge with, providing information or testimony to, or participating in an investigation, hearing or proceeding with any governmental agency against the Releasees (each, individually, a “Proceeding”); provided, however, that Employee waives the right to receive any damages or other personal relief in any Proceeding relating to or arising from his employment relationship
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with the Company, other than with respect to the matters as which the release granted pursuant to Section 1(a) does not apply, brought by Employee or on the Employee’s behalf, or by any third party, including as a member of any class collective action, or as a relator under the False Claims Act (excepting only for claims against Releasees for breaches of this General Release or under the Dodd-Frank Wall Street Reform and Consumer Protection Act).

3.    Remedies. In the event the Employee initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven (7)-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Employee under the Policy (including for this purpose stock or proceeds from the sale of stock delivered upon the vesting of any equity or unit-based compensation award, to the extent the vesting of such award accelerated on account of the Employee’s termination of employment) or terminate any benefits or payments that are subsequently due under the Policy, without waiving the release granted herein. The Employee understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4.    Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.    Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed in that State.

7.    Notices. All notices or communications hereunder shall be in writing, addressed as provided in Section 11(b) of the Policy.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Employee has executed this Agreement on the date first set forth below.

[EMPLOYEE]
Date of Execution:

B-2

EXHIBIT C

FORM OF
LETTER AGREEMENT

_________________, 2024

Dear ________________:
We are pleased to inform you that the Board of Directors of First Industrial Realty Trust, Inc. (“FR”) has determined that you are eligible to participate in the First Industrial Realty Trust, Inc. Executive Change in Control Severance Policy (the “Policy”) as a Participant, subject to the terms and conditions of the Policy. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Policy.
The terms of the Policy are detailed in the copy of the Policy that is being provided to you with this Letter Agreement. By signing this Letter Agreement and as a condition of your eligibility for the payments and benefits set forth in the Policy, you agree to comply with the provisions of the confidentiality, non-competition, non-solicitation and non-disparagement requirements set forth below (collectively the “Restrictive Covenants”) during your employment with the Company and, to the extent required by the Restrictive Covenants, after your employment with the Company ends regardless of the reason for the ending of such employment.
Restrictive Covenants.
1.    Confidential Information. During the Participant’s employment with the Company and thereafter, the Participant shall not use for the Participant’s own purposes or for the benefit of any person other than the Company, and shall keep secret and retain in the strictest confidence, any secret or confidential information, knowledge or data relating to the Company or any affiliated company, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Letter Agreement). After termination of the Participant’s employment, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use, communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it. Anything herein to the contrary notwithstanding, the provisions of this Letter Agreement shall not apply to information (i) required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information, (ii) disclosed to counsel or a tribunal in the context of any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Letter Agreement, (iii) that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Letter Agreement, (iv) that is or becomes available to the Participant on a non-confidential basis from a source which is entitled to disclose it to the Participant, or (v) the disclosure of which the Participant determines in good faith is consistent with the performance of the Participant’s duties for the Company. The Participant acknowledges that, notwithstanding any Company policy or agreement that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts the Participant or the Participant’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential or proprietary information of the Company or any of its Affiliates) to, or providing testimony before, the U.S. Securities and Exchange Commission, the Department of Justice, any self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, or making other disclosures that are protected under the antiretaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, the Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Participant has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Participant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Letter Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Letter Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
2.    Non-Competition. The Company and the Participant have agreed that as an essential inducement for and in consideration of this Letter Agreement and the Company’s agreement to provide the benefits set forth in the Policy when and as herein described, the Participant hereby agrees, except with the express prior written discretionary consent of the Company, that for a period of __________ (___) years after a Qualifying Termination during the Termination Period (the “Restrictive Period”), the Participant will not directly or indirectly in any manner compete with the business of the Company by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to (i) any industrial or mixed office/industrial (but not pure office) REIT or real estate operating company (a “Peer Group Member”) or (ii) any other person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members), public or private, which, as a material component of its business (other than for its own use as an owner or user), invests in, or otherwise provides capital to, industrial warehouse facilities and properties similar to the Company’s investments and holdings, in each case, (A) in any geographic market or territory in which the Company owns properties or has an office either as of the date hereof or as of the Date of Termination of the Participant’s employment; or (B) in any market in which an acquisition or other investment by the Company or any affiliate of the Company is pending or proposed in a written plan as of the Date of Termination, whether or not embodied in any formalized, written legal document. The Participant will not be considered to have violated this Section 2 if the Participant becomes employed, engaged or associated in any capacity with an organization that competes with the Company so long as the Participant does not participate in any manner whatsoever in the management or operations of the part of such organization that so competes.
3.    Investment Opportunities; Customer Non-Solicit. In addition, during the Restrictive Period, the Participant shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, public or private, in connection with or concerning any investment opportunity of the Company that is in the Pipeline or as to any customer or prospect of Company on the Customer List, in each case, as of the Date of Termination of the Participant’s employment. Within ten (10) business days after the Date of Termination, the Company shall deliver to the Participant a written statement of the investment opportunities in the Pipeline as of the Date of Termination (the “Pipeline Statement”) and a list of the deal opportunities and the actual and prospective entities with whom the Company proposes to pursue such deal opportunities from time to time (the “Customer List”), and the Participant shall then review the Pipeline Statement and the Customer List for accuracy and completeness, to the best of the Participant’s knowledge, and advise the Company of any corrections required to the Pipeline Statement and the Customer List. The Participant’s receipt of any amount under the Policy shall be conditioned on the Participant either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement and the Customer List, or advising the Company, in writing, of any corrections or revisions required to the Pipeline Statement and the Customer List in order to make them accurate and complete, to the best of the Participant’s knowledge. The restrictions concerning each and every individual investment opportunity in the Pipeline shall continue until the first to occur of (a) expiration of the Restrictive Period, or (b) the Participant’s receipt from the Company of written notice that the Company has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. For purposes of this Letter Agreement, investment opportunity shall be considered in the “Pipeline” if, as of the Date of Termination, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Company in writing or otherwise) or under consideration by the Company, whether at the Management Committee, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction (i) an acquisition for cash, (ii) an UPREIT transaction, (iii) a development project or venture, (iv) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise, (v) an

“Opportunity Fund” or other private investment in or co-investment with the Company, (vi) any debt placement opportunity by or in the Company, (vii) any service or other fee-generating opportunity by the Company, or (viii) any other investment by the Company or an affiliate of the Company, in or with any party or by any party in the Company or an affiliate of the Company.
4.    Non-solicitation of Employees. In addition to the covenants set forth above, and notwithstanding anything to the contrary set forth in this Letter Agreement, the Participant hereby agrees, except with the express prior written consent of the Company (which may be given or withheld in the Company’s sole discretion), for a period of two (2) years following a Qualifying Termination during the Termination Period, not to directly or indirectly solicit or induce any employee of the Company to terminate his or her employment with Company so as to become employed by or otherwise render services to any entity with which the Participant has any form of business or economic relationship, or otherwise with any of the entities set forth in Sections 2 and 3 above.
5.    Non-Disparagement. Except as required by law or legal process, the Participant agrees not to make any material public disparaging or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral or electronic. In particular, the Participant agrees, except as required by law or legal process, to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries or speeches, that disparage or are defamatory to the Company’s business in any material respect. In addition to the confidentiality requirements set forth in this Letter Agreement and those imposed by law, the Participant further agrees, except as required by law or legal process, not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Company’s business, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. For purposes of this Agreement, a “public statement” shall mean any statement to a third party other than a statement made to a person who is an immediate family member or legal representative of the speaker (an “Excluded Person”); provided that a statement to an Excluded Person which is repeated by the Excluded Person to a person which is not an Excluded Person, with attribution to the original speaker, shall be considered a public statement for purposes of this Section 5.
6.    Prior Notice Required. The Participant hereby agrees that, prior to accepting employment with any other person or entity during the Restrictive Period, the Participant will provide such prospective employer with written notice of the provisions of this Letter Agreement.
7.    Restrictive Covenants Generally.
(a)    If any of the Restrictive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Restrictive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Restrictive Covenants shall not be affected thereby; provided, however, that if any of the Restrictive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Restrictive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
(b)    The Participant understands that the foregoing restrictions may limit the Participant’s ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Participant nevertheless believes that the Participant has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the Participant’s education, skills and ability), the Participant does not believe would prevent the Participant from otherwise earning a living. The Participant has carefully considered the nature and extent of the restrictions place upon the Participant by this Letter Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Participant.
8.    Enforcement. Because the Participant’s services are unique and because the Participant has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Letter Agreement. Therefore, in the event of a breach or threatened breach of this Letter Agreement, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Participant to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Participant.
9.    Interpretation. For purposes of the Restrictive Covenants, references to “the Company” shall mean the Company as defined in the Policy and any of the controlled affiliated companies of either the Employer or FR.
10.    Participant Acknowledgement. The Participant acknowledges and agrees that the Participant has been provided with at least fourteen (14) days to consider this Letter Agreement prior to executing it, although the Participant may execute it sooner if the Participant so-desires. Further, the Participant acknowledges that the Participant has been, and hereby is, advised in writing to consult with counsel of the Participant’s choice prior to executing this Letter Agreement, and that the Participant has done so, to the extent the Participant deemed necessary, prior to executing this Letter Agreement.
This Letter Agreement and the Policy constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements between you and the Company concerning such subject matter.

First Industrial, L.P.	AGREED TO AND ACCEPTED
By: First Industrial Realty Trust, Inc., its general partner

By: ____________________________	_________________________________________
Name:	Employee Name ___________________________
Title:
Dated: __________________________________
First Industrial Realty Trust, Inc.

By: ____________________________
Name:
Title:
C-4